EXHIBIT 77K.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT


At a meeting held on March 29, 2006, based on Audit Committee recommendations and approvals, the full Board of Trustees of The Lou Holland Trust (the "Trust") unanimously voted to dismiss KPMG LLP ("KPMG") as independent registered public accountant and to approve Deloitte & Touche LLP as the Trust's independent registered public accounting firm for the fiscal year ending December 31, 2006.

KPMG's reports on the Trust's financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust's fiscal year ended December 31, 2005 and December 31, 2004, and subsequent interim period ended March 29, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and there were no reportable events of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Additionally, for the fiscal years ended December 31, 2005 and December 31, 2004, the Trust did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust has requested KPMG to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG dated August 22, 2006, is filed as an attachment hereto.





                                                                      Attachment


[KPMG LETTERHEAD]







August 25, 2006


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the The Lou Holland Trust (the Trust) and, under the date of February 23, 2006, we reported on the financial statements of the Trust as of and for the years ended December 31, 2005 and 2004. On March 29, 2006, our appointment as principal accountants was terminated. We have read the Trust's statements included under Exhibit 77K of its Form N-SAR dated August 10, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Fund's audit committee participated in and approved the decision to change auditors or the statements regarding the engagement of, and lack of consultations with, Deloitte & Touche LLP.

Very truly yours,

/s/KPMG LLP